EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Jennifer Beugelmans, 646-201-5447 Doug Sherk, 415-896-6820 Media:
763-557-2222	Jennifer Saunders, 646-201-5431

ATS Medical Announces 33% Revenue Growth for the Third Quarter
Surgical Arrhythmia Revenue Grows 230% Year-Over-Year

MINNEAPOLIS, November 5, 2007 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the third quarter of 2007. Revenue for the quarter was $12.2 million, up 33.3% from $9.1 million reported in the third quarter of 2006.

Third quarter revenue generated from the Company’s surgical arrhythmia therapy products increased 229.8% on a year-over-year basis to $3.3 million. Surgical arrhythmia therapy product revenue is reflective of the Company’s second quarter 2007 acquisition of this product line from CryoCath Technologies, Inc. Previously the Company distributed these products and recognized revenue of $999,000 during the third quarter of 2006 under this arrangement. Revenue from the Company’s heart valve therapy product lines, consisting of mechanical heart valves, tissue heart valves and repair products, increased 6.1% on a year-over-year basis to $8.5 million. Revenues from products and services other than the Company’s mechanical heart valves represented 35.8% of total revenue during the third quarter of 2007 compared with 20.2% in the third quarter of 2006 and 19.3% in the second quarter of 2007.

Gross profit for the third quarter of 2007 was 56.3% compared with 57.3% for the third quarter of 2006, and 55.3% for the second quarter of 2007. Gross profit for the third quarter of 2007 included $62,000 in higher cost of goods sold related to surgical arrhythmia therapy inventory purchased prior to the product line’s acquisition and $187,000 in period costs related to the Company’s tissue manufacturing operations, which were acquired at the end of the third quarter of 2006.

“Our strong revenue growth during the third quarter reflects continued progress toward our objective of building a diversified but innovative cardiac surgery business.” said Michael Dale, Chairman, President and Chief Executive Officer. “As we look ahead to 2008 we expect to harvest the fruits of our significant investments in atrial fibrillation and heart valve therapy in the form of multiple new product introductions. In each instance, these new products will provide additional leverage of our sales and distribution organization and contribute materially to our profitability objective for 2008.”

Recent and Upcoming New Product Highlights

•	FDA approval of the ATS Simulus® Semi-rigid Annuloplasty Repair Ring: In October 2007 the Company received Food and Drug Administration (FDA) approval to market its ATS Simulus Semi-rigid annuloplasty ring for mitral valve repair. This is the second product in the Simulus product line that the Company has commercialized. The new Simulus ring is focused on the largest segment of the more than $140 million mitral valve repair market.

•	FDA approval of the 25mm and 35mm ATS Open Pivot® Mechanical Valves: During the third quarter the Company received FDA approval of size extensions for its Open Pivot Mechanical Valve product line. These approvals enhance the Company’s ability to offer a full suite of mechanical heart valve products to surgeons in the U.S. and remove a barrier to total account conversion.

•	ATS 3f® Aortic Bioprosthesis: The Company expects FDA approval of its first tissue valve offering, the ATS 3f Aortic Bioprosthesis in the near future. This will be the Company’s first entry into the U.S. tissue heart valve market, the largest single market segment in cardiac surgery.

•	ATS AP360™ Mechanical Heart Valve: The Company anticipates FDA approval of its ATS AP360 Mechanical Heart Valve before the end of 2007. The AP360 is the Company’s most competitive Open Pivot product line, with the same hemodynamic features as its standard Open Pivot Mechanical Valve but with a revised cuff design to enable easier suturing especially in smaller anatomies.

•	As part of the Company’s plan to expand its position in the Atrial Fibrillation market, ATS will be bringing a variety of procedure-related tools and accessories to market in 2008 to support its concomitant and standalone market opportunities.

•	ATS SurgiFrost®XL: The Company will begin a clinical and market study of its FDA-cleared Surgifrost XL cryo probe for the surgical treatment of atrial fibrillation on a sole therapy or “standalone” basis in the fourth quarter of 2007. The study will be used to refine the clinical protocol for conducting a standalone therapy and to gather data for a broader market launch in 2008.

“Our recent FDA approvals illustrate our commitment to successfully developing and bringing to market new products that will contribute positively to our top and bottom-line growth,” continued Mr. Dale. “These milestones exemplify our progress in achieving our long-term strategy to bring to fruition our pipeline of innovative products focused on the needs of the cardiac surgeon, leverage our tenured sales force to grow sales and ultimately achieve profitability for our shareholders.”

Additional Financial Results

The operating loss for the third quarter was $3.5 million compared with an operating loss of $17.1 million in the third quarter of 2006. The operating loss for the third quarter of 2006 included a non-recurring charge for acquired in-process research and development (IPR&D) of $14.4 million in connection with the acquisition of 3f Therapeutics during the third quarter of 2006.

The net loss for the quarter was $3.3 million, or $0.06 per share compared with a $17.3 million or $0.55 per share net loss in the third quarter of 2006. Excluding the non-recurring IPR&D charge recognized in the third quarter of 2006, the Company’s adjusted operating loss for that period would have been $2.7 million and its adjusted net loss would have been $2.9 million or $0.09 per share.

Year-to-Date Results

For the nine months ended September 30, 2007 the Company reported net sales of $35.4 million, an increase of 19.1% from $29.7 million in the first nine months of 2006. Net loss for the first nine months of 2007 was $16.8 million or $0.33 per share compared to a net loss of $21.6 million or $0.69 in 2006. The net losses for 2007 and 2006 included charges for acquired in-process research and development of $3.5 million and $14.4 million, respectively.

2007 Outlook

For the full year 2007 the Company expects revenue in the range of $49 to $50 million dollars, which represents growth of approximately 22.5% compared with 2006.

Conference Call Today

ATS management will host a conference call today, November 5, 2007 at 5:00 p.m. ET to discuss its third quarter financial results and current corporate developments. The dial-in number for the conference call is 800-240-6709 for domestic participants and 303-262-2140 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic participants and 303-590-3000 for international callers, using the passcode 11098124#.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this release we have included adjusted versions of our operating loss, net loss and net loss per share for the third quarter of 2006. These non-GAAP measures do not reflect the impact of a $14.4 million acquired in-process research and development charge incurred as a result of the acquisition of 3F Therapeutics, Inc. because we believe that these charges will not be incurred on a regular basis. We use the adjusted operating loss, adjusted net loss and adjusted net loss per share measures in our internal analysis and review of our operational performance. We believe that these non-GAAP measures provide investors with useful information in comparing our performance over different periods, particularly when comparing one of these periods to a period in which we did not incur this kind of charge. By using these non-GAAP measures we believe investors get a better picture of the performance of our underlying business. We have also included as an attachment to this release a schedule which reconciles our operating loss, net loss and net loss per share prepared in accordance with GAAP to our adjusted operating loss, adjusted net loss and adjusted net loss per share presented above.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 140,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f(R) brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus(R) annuloplasty products for heart valve repair, ATS CryoMaze(TM) surgical ablation products, and RTI-Cardiovascular for allograft tissue services. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$12,157	$9,122	$35,370	$29,709
Cost of goods sold	5,313	3,894	15,411	14,302

Gross profit	6,844	5,228	19,959	15,407

Operating expenses:
Sales and marketing	5,540	5,287	17,448	15,233
Research and development	1,815	528	5,373	1,370
In-process research and development	—	14,400	3,500	14,400
General and administrative	2,209	2,067	7,318	6,288
Amortization of intangibles	802	—	1,631	—
Intangible asset impairment	—	—	755	—

Total operating expenses	10,366	22,282	36,025	37,291

Operating loss	(3,522)	(17,054)	(16,066)	(21,884)

Interest expense, net	(515)	(446)	(1,267)	(1,235)
Other income	727	245	486	1,525

Net loss	($3,310)	($17,255)	($16,847)	($21,594)

Net loss per share:
Basic and diluted	($0.06)	($0.55)	($0.33)	($0.69)

Weighted average number of shares outstanding:
Basic and diluted	59,224	31,358	50,290	31,256

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	September 30,	December 31,
	2007	2006
Assets
Cash and short-term investments	$16,884	$10,704
Accounts receivable	11,186	11,677
Inventories	18,264	18,782
Prepaid expenses	1,084	1,175

Total current assets	47,418	42,338

Property and equipment, net	8,171	8,213
Intangible assets	51,605	33,155
Other assets	1,776	2,134

Total assets	$108,970	$85,840

Liabilities & shareholders’ equity
Accounts payable	$3,272	$3,183
Accrued compensation	1,466	2,589
Other accrued liabilities	2,616	2,457
Current maturities of bank notes payable	1,843	1,133
Warrant liability	3,132	—

Total current liabilities	12,329	9,362

Convertible senior notes payable	17,420	17,394
Bank notes payable	6,757	1,194
Payable to CryoCath Technologies Inc.	1,702	—

Shareholders’ equity	70,762	57,890

Total liabilities & shareholders’ equity	$108,970	$85,840

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Nine Months Ended September 30,
	2007	2006
Operating activities
Net loss	($16,847)	($21,594)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	3,174	1,317
Loss on disposal of equipment	—	26
Stock compensation expense	1,175	794
Acquired in-process research and development	3,500	14,400
Impairment of intangibles	755	—
Non-cash interest expense	385	350
Change in value of common stock appreciation rights and convertible senior notes derivative liabilities	(208)	(1,525)
Changes in operating assets and liabilities	598	900

Net cash used in operating activities	(7,468)	(5,332)

Investing activities
Maturities (purchases) of short-term investments, net	6,034	454
Acquisition of assets of CryoCath Technologies Inc.	(21,074)	—
Business acquisition costs, net of cash acquired	(1,807)	(555)
Payments for technology licenses and other intangibles	(238)	(210)
Purchases of furniture, machinery and equipment	(617)	(485)

Net cash used in investing activities	(17,702)	(796)

Financing activities
Advances on bank notes payable	8,600	1,500
Repayments on bank notes payable	(2,327)	(625)
Net proceeds from sales of common stock and warrants	31,210	178
Other	116	—

Net cash provided by financing activities	37,599	1,053

Other items	(215)	150

Increase (decrease) in cash and cash equivalents	$12,214	($4,925)

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Revenue for the Three
	Months		Revenue for the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Heart valve therapy	$8,451	$7,962	$28,220	$26,222
Surgical arrhythmia	3,295	999	6,113	3,212
Surgical tools & accessories	411	161	1,037	275

Total revenue	$12,157	$9,122	$35,370	$29,709

ATS Medical, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands)
Unaudited

Three Months Ended
September 30, 2006

Operating loss, as reported	$(17,054)
Adjustment to operating expenses:
Acquired in-process research & development	14,400

Operating loss, as adjusted	$(2,654)

Net loss, as reported	$(17,255)
Adjustment to net loss:
Acquired in-process research & development	14,400
Net loss, as adjusted	$(2,855)

Net loss per share, as reported:
Basic and diluted	$(0.55)

Adjustment to net loss per share:
Acquired in-process research & development	0.46

Net loss per share, as adjusted:
Basic and diluted	$(0.09)

Weighted average number of shares outstanding, basic and diluted	31,358

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